EXHIBIT 8.12(f)

FIRST AMENDENT DATED            ,2008

TO

LETTER OF UNDERSTANDING

Effective             ,         2008 the Letter of Understanding (the “Agreement”) made and entered into as of the May 1, 2003, by and among Kemper Investors Life Insurance Company (“Zurich Kemper”), and OppenheimerFunds, Inc. (“OFI”) (the “Agreement”) is hereby amended as follows.

1.	Schedule B of the Agreement is hereby deleted and replaced with the new Schedule B attached hereto:

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to the Participation to be executed in its name and on its behalf by its duly authorized representative.

OPPENHEIMERFUNDS, INC.	KEMPER INVESTORS LIFE INSURANCE COMPANY
By its authorized officer,	By its authorized officer,

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Schedule B

(Zurich Kemper Assets and Zurich-Kemper-Administered Assets Upon Which Payments

to Zurich Kemper will be Computed)

Separate Accounts	Products

KILICO Variable Annuity Separate Account	Kemper Advantage III
Zurich Preferred
Zurich Preferred Plus
Zurich Archway

KILICO Variable Annuity Separate Account – 3	Global Advantage Series